Exhibit 99.1
Lennox Announces Building Climate Solutions Leadership Transition
Joe Nassab to transition to Strategic Advisor role, Geoff Dethlefsen named Executive Vice President and President, Building Climate Solutions
DALLAS, Nov. 2, 2026 /PRNewswire/ -- Lennox (NYSE: LII), a leader in energy-efficient building and home comfort solutions, today announced that Joe Nassab, Executive Vice President and President of Building Climate Solutions, will transition from his role at the end of 2026 and continue with Lennox as a strategic advisor. Geoff Dethlefsen, currently Vice President and General Manager of Lennox Commercial HVAC, will assume leadership of Building Climate Solutions effective January 1, 2027.
“Joe has made a lasting impact on Lennox through his leadership, industry expertise, and unwavering commitment to our customers and employees,” said Alok Maskara, Chief Executive Officer of Lennox. “I am delighted that Lennox will continue to benefit from Joe’s leadership and deep industry experience. In his new capacity, Joe will focus on supporting the Building Climate Solutions segment and coaching and developing our general managers and the next generation of leaders.”
Nassab joined Lennox in 2010 as Vice President and General Manager of Allied Air. In 2022, he was named to lead the North American Commercial Heating and Cooling segment, which was later renamed Building Climate Solutions. During his tenure, Nassab helped transform Building Climate Solutions into a broader commercial equipment and services platform. The segment expanded its capabilities through initiatives including the acquisition of AES and investments in manufacturing, distribution, and customer experience.
“It has been a privilege to work alongside the talented teams across Lennox,” said Nassab. “I am proud of what we have accomplished and confident that Geoff and the Building Climate Solutions team will continue driving the business forward and delivering for our customers.”
Building Climate Solutions will continue the momentum established under Joe’s leadership while advancing the segment’s strategy for growth, operational excellence, and differentiated customer value. “Geoff has delivered strong results since joining Lennox,” Maskara noted. “Lennox Commercial HVAC has grown in revenue and margins, improved operations, and opened our new manufacturing facility in Saltillo under his leadership. His record of commercial execution, operational leadership, and disciplined capacity expansion positions him well to continue accelerating growth and expanding margins across Building Climate Solutions.”
Dethlefsen joined Lennox in 2024 with more than 20 years of leadership experience in industrial manufacturing, strategy, and business operations. Before joining Lennox, he served as President of Hammerforce USA and President of Professional Grade Trailers, a division of American Trailer World. He also held leadership roles at Flowserve Corporation and Boston Consulting

Group. Dethlefsen holds bachelor’s degrees in mechanical engineering and Spanish from Rice University and an MBA from The University of Texas at Austin.
“I am honored to lead Building Climate Solutions and build on the strong foundation Joe and the team have established,” said Dethlefsen. “We will remain focused on serving our customers, strengthening execution, and capturing the significant growth opportunities ahead.”

About Lennox
Lennox (NYSE: LII) is a leader in energy-efficient building solutions and is committed to creating healthier and more comfortable environments. Serving residential and commercial customers, the company delivers innovative heating, cooling, indoor air quality, refrigeration, and water heating systems. Through trusted products, parts, and services, and advanced technology, Lennox delivers connected solutions that support the full lifecycle of customer needs. Additional information is available at www.lennox.com.
For media inquiries, contact PR@lennox.com.